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Lisa Riordan
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CKE RESTAURANTS MAINTAINS PROFIT LEVELS DESPITE CHALLENGING ENVIRONMENT AND RESULTING SOFTNESS IN
SAME-STORE SALES
— First Quarter Operating Income Increases To $29.7 Million —
— Company-Operated Restaurant-Level Margin Remains Even at 19.9% —

CARPINTERIA, Calif. — June 24, 2009 — CKE Restaurants, Inc. (NYSE:CKR) announced today first quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the sixteen weeks ended May 18, 2009.

First Quarter Highlights

	First Quarter
($ in millions, except per share amounts)	FY 2010	FY 2009
Company-Operated Blended Same-Store Sales	-1.8%	+1.8%
Company-Operated Restaurant-Level Margin (1)	19.9%	19.9%
Operating Income	$29.7	$29.6
Net Income	$14.4	$16.6
Diluted EPS	$0.26	$0.31
Adjusted EBITDA (2)	$54.7	$54.6
Diluted EPS, excluding mark-to-market adjustments(3)	$0.29	$0.28
Effective Tax Rate	40.5%	36.2%

(1) We define company-operated restaurant-level margin as restaurant-level income divided by company-operated restaurants revenue. Restaurant-level income is company-operated restaurants revenue less restaurant operating costs, which are the expenses incurred directly by our company-operated restaurants in generating revenues and do not include advertising costs, general and administrative expenses or facility action charges. Restaurant-level margin is influenced by factors such as fluctuations in food and labor costs, price increases, the effectiveness of our advertising and marketing initiatives and product mix.
(2) Excludes interest expense, depreciation and amortization, facility action charges, share-based compensation expense, and income tax expense.
(3) Diluted earnings per share, excluding mark-to-market adjustments (and related income tax effect at our marginal tax rate of 38.3%) related to our interest rate swap agreements.

Executive Commentary

“I am pleased with our achievements given the daunting hurdles this management team faced in delivering our first quarter results,” said Andrew F. Puzder, chief executive officer. “We held company-operated restaurant-level margin flat to the prior year and increased operating income despite a 1.8% decrease in company-operated same-store sales during the quarter. We delivered these results in the face of a challenging economy and a difficult competitive environment. Not only did we hold restaurant-level margin steady from the year ago period, but at 19.9%, our margin remains among the highest in the industry, validating the strategic importance of our focus on profitability as well as sales rather than simply ‘sales at any cost’.

“Quarterly net income declined by $2.2 million to $14.4 million.  This decrease resulted primarily from increases in interest and income tax expenses.  Interest expense increased by $1.8 million due to charges related to our interest rate swap agreements, partially offset by a reduction in interest expense related to our credit facility.  Our mark-to-market adjustment on our interest rate swap agreements increased interest expense by $2.4 million this quarter, as opposed to the prior year quarter when the swap agreement adjustments reduced interest expense by $2.4 million.  As expected, lower outstanding debt balances and lower interest rates have caused our cash obligations for interest to decrease during the first quarter as compared to the prior year quarter.

“Quarterly income tax expense increased by $0.4 million to $9.8 million, and our effective income tax rate increased to 40.5% from 36.2% in the prior year quarter.  The increase in our effective income tax rate resulted from favorable tax law changes we recognized in the prior year quarter that did not recur this year.  This 4.3 percentage point increase in our effective tax rate equates to a $1.0 million negative impact to net income based on our $24.2 million pre-tax income.

“We improved Adjusted EBITDA to $54.7 million for the first quarter of fiscal 2010 despite the net impact of our Hardee’s® refranchising program that reduced Adjusted EBITDA by $2.7 million from last year. Since the beginning of fiscal 2009, we sold 102 company-operated Hardee’s restaurants and three company-operated Carl’s Jr. restaurants to franchisees who now operate these restaurants.

“On a diluted per share basis, earnings were $0.26 for the first fiscal quarter of 2010, which compares to $0.31 for the same period last year. Excluding the impact of the mark-to-market adjustments, fully diluted earnings per share were $0.29 for the first quarter of fiscal 2010, which compares to $0.28 last year.

“Hardee’s improved both its same-store sales and margin during the quarter. Hardee’s improved its company-operated restaurant-level margin 60 basis points to 17.5% of company-operated restaurants revenue. Hardee’s reduced food and packaging costs as well as labor expense for the quarter. Our ongoing remodel program resulted in increased depreciation expense, which was the primary driver of increased occupancy expense for the quarter, partially offsetting our improvements in food and paper costs and labor expense.

“Hardee’s increased its same-store sales 2.5% in the first quarter. Our premium product strategy, our successful execution of Hardee’s remodeling program, and our aggressive customer service improvement campaign drove this increase. Hardee’s also increased its average unit volume for the trailing-13 periods to $1,010,000 as of May 18, 2009. This new record for the brand compares to $959,000 in the prior year and is up 41.1% from $716,000 in fiscal 2001 when our current management team took over. During the quarter, Hardee’s introduced the Chicken Parmesan sandwich, the Western Bacon Thickburger®, Beer-battered Onion Rings and Texas Toast Breakfast Sandwiches.

“Carl’s Jr.® company-operated restaurant-level margin was 21.9% of company-operated restaurants revenue for the quarter, which compares to 22.5% a year earlier. An increase in depreciation expense related to our ongoing remodel program and a 5.1% decline in same-store sales were the primary drivers of the 60 basis point decline in restaurant-level margin. In addition to the negative impact from California’s economy, Carl’s Jr. rolled over successful product promotions from last year which yielded a 3.9% increase in same-store sales. Carl’s Jr. improved its food and packaging cost versus the prior year quarter. A workers’ compensation expense credit in the prior year quarter that did not recur to the same extent this year caused an increase in labor expense. But for this credit in the prior year, labor expense would have been flat to prior year. Our ongoing remodeling program, which caused depreciation expense to increase by 70 basis points, as well as the deleveraging impact of the same-store sales decline, caused occupancy expense to increase by a total of 100 basis points for the quarter.

“Carl’s Jr.s’ average unit volume for the trailing-13 periods was $1,507,000 at May 18, 2009, which compares to $1,514,000 for the same period last year. During the quarter, Carl’s Jr. rolled out the Green Burrito® Crisp Burritos, the Kentucky Bourbon Burger™, and Jumbo Chili Dogs. At the beginning of the second quarter, Carl’s Jr. re-introduced the Portobello Mushroom Six Dollar Burger™.

“It has never been my goal to get excited over reporting flat earnings or margins. However, holding operating income and company-operated restaurant-level margin steady in this economy and doing so while facing the heavy discounting taking place in the fast food and casual dining sectors, as well as increased depreciation expense due to our remodeling programs at both brands, is a testament to our management team and the strength of our brands. We are taking active steps to manage the same-store sales decline at Carl’s Jr. and to generate continuing positive same-store sales at both brands. Yet, we are managing our company for long-term health, which requires that we focus on consumer perceptions, brand image and profitability as well as sales. As such, we intend to launch initiatives that increase the awareness of the value of our premium products relative to casual dining as well as our existing value items that we have previously only promoted in the restaurants. In addition, we are testing Hardee’s successful breakfast menu at Carl’s Jr. and will begin testing some affordable menu options we can offer on our own terms such as a snack menu and a reduced combo up-charge when ordering value items. We are also focusing our efforts on diversifying our growth outside of California.

“We just launched a very innovative partnership with YouTube® whereby we are utilizing some of their most popular video stars to produce short videos promoting our burgers. With a combined following of 3.2 million subscribers, these video bloggers (“vloggers”) are helping us target our customer demographic where they already are. In addition, the media cost is much lower than with traditional advertising. According to www.mashable.com, the world’s largest blog focused exclusively on Web 2.0 and Social Media news, our sponsored video content appears to have ‘turned out to be a big hit.’ In fact, just one of the Carl’s Jr. vloggers created a video that’s already received over 2.4 million views across the web. All of the Carl’s Jr. vloggers’ videos, combined, have been viewed more than 5.7 million times.

“The most important take-away is to understand we are managing our company for long-term growth and strength while making every effort to grow both short- and long-term sales in ways that complement or improve our brand positioning,” Puzder concluded. “While we may continue to face difficult same-store sales comparisons — especially in the second quarter where we have very strong prior year same-store sales results — we are designing strategies that aim to deliver long-term shareholder value, while keeping the enterprise value of our brands intact.”

Guidance

For modeling purposes only, the Company is currently using the following metrics in its forecast for fiscal 2010:

— An effective tax rate of 40.5%
— Food cost inflation of 2% to 3%
— Capital expenditures of $100 to $110 million and 14 new company-operated restaurants.

Conference Call

The Company will host a conference call and webcast on June 25, 2009, at 8:00 a.m. Central Time / 9:00a.m. Eastern Time to review these results and discuss the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income or other measures determined in accordance with GAAP.

Company Summary

During the quarter, the Company and its franchisees opened 29 new restaurants, including 12 internationally. The Company and its franchisees also completed 62 remodels as well as 3 Green Burrito and 1 Red Burrito dual-brand conversions.

As of the end of its fiscal 2010 first quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,133 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,205 Carl’s Jr. restaurants and 1,915 Hardee’s restaurants.

Safe Harbor Disclosure

Matters discussed in this press release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance and are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, supermarkets and convenience stores; changes in economic conditions which may affect the Company’s business and stock price; the effect of restrictive covenants in the Company’s credit facility on the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; changes in consumer preferences and perceptions; changes in the price or availability of commodities; changes in the Company’s suppliers’ ability to provide quality products to the Company in a timely manner; the effect of the media’s reports regarding food-borne illnesses and other health-related issues on the Company’s reputation and its ability to obtain products; the seasonality of the Company’s operations; increased insurance and/or self-insurance costs; the Company’s ability to select appropriate restaurant locations, construct new restaurants, complete remodels of existing restaurants and renew leases with favorable terms; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Sixteen Weeks	Sixteen Weeks
	Ended	Ended
	May 18, 2009	May 19, 2008
Revenue:
Company-operated restaurants	$343,164	$358,238
Franchised and licensed restaurants and other	103,640	107,933

Total revenue	446,804	466,171

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	98,502	105,074
Payroll and other employee benefits	97,369	103,683
Occupancy and other	78,837	78,035

Total restaurant operating costs	274,708	286,792
Franchised and licensed restaurants and other	79,493	83,067
Advertising	20,767	21,098
General and administrative	41,113	44,511
Facility action charges, net	1,048	1,073

Total operating costs and expenses	417,129	436,541

Operating income	29,675	29,630
Interest expense	(6,344)	(4,568)
Other income, net	862	992

Income before income taxes	24,193	26,054
Income tax expense	9,798	9,434

Net income	$14,395	$16,620

Dividends per common share	$0.06	$0.06

Earnings per common share:
Basic	$0.26	$0.32

Diluted (1)	$0.26	$0.31

Weighted-average common shares outstanding:
Basic	54,615	52,437
Diluted	55,037	55,011

(1) The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its convertible subordinated notes, was $0 and $135 for the sixteen weeks ended May 18, 2009 and May 19, 2008, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)
(Unaudited)

	Sixteen Weeks	Sixteen Weeks Ended	Trailing-13 Periods
	Ended May 18, 2009	May 19, 2008	Ended May 18, 2009
Net income	$14,395	$16,620	$34,731
Interest expense	6,344	4,568	30,385
Income tax expense	9,798	9,434	21,897
Depreciation and amortization	21,298	18,982	65,813
Facility action charges, net	1,048	1,073	4,114
Share-based compensation expense	1,852	3,937	10,449

Adjusted EBITDA	$54,735	$54,614	$167,389